Exhibit 2.1
AMENDMENT NO 1.
TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This AMENDMENT NO. 1, dated as of June 18, 2007 (this “Amendment”), to the MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of June 1, 2007, is entered into by and among FX LUXURY REALTY, LLC, a Delaware limited liability company (the “Company”), CKX, Inc., a Delaware corporation (“Purchaser”), and Flag Luxury Properties, LLC, a Delaware limited liability company (“Flag”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.
     WHEREAS, Purchaser, Flag and the Company are parties to the Agreement; and
     WHEREAS, the parties desire to amend the Agreement to provide, among other things, that the Reorganization shall occur in a more efficient manner.
     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
AMENDMENTS TO THE AGREEMENT
     1.1 Segregation of Securities for the Reorganization and Stockholder Distribution. Article VII of the Agreement is hereby amended and restated in its entirety as follows:
     “7.1 Reorganization, Stockholder Distribution and Rights Offering. In connection with the Stockholder Distribution, the parties agree that Purchaser may, on not less than three (3) business days prior written notice, cause the Company and its members, and Flag, to take such preliminary steps as may be required to be in a position to effect the Reorganization and Mandatory Distribution in connection with the Stockholder Distribution; provided, that the Reorganization shall only be effective immediately prior to the Stockholder Distribution. Notwithstanding anything to the contrary contained herein, the parties agree to use their commercially reasonable efforts (i) to effect the Stockholder Distribution as soon as reasonably practicable after the date hereof and (ii) thereafter to effect the Rights Offering as soon as reasonably practicable following the Stockholder Distribution. In that regard, but subject to the foregoing, the parties hereto agree as follows:

          (a) Purchaser shall form FX Luxury Real Estate Inc. (formerly referred to as NEWCO Inc. and hereafter referred to as “FXLRE”) as contemplated by clause (a) above and, in connection therewith, contribute to the capital of FXLRE an aggregate 15.5% membership interest in the Company.
          (b) Purchaser, as the sole stockholder of FXLRE as of the time of its formation, shall transfer and assign all of the equity interests in FXLRE to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust II, a conventional trust formed pursuant to the CKX FXLR Stockholder Distribution Trust II Agreement dated the date hereof (the “C Trust”).
          (c) Purchaser shall transfer and assign an aggregate 9.5% membership interest in the Company to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust I, a grantor trust formed pursuant to the CKX FXLR Stockholder Distribution Trust I Agreement dated the date hereof (the “G Trust”).
          (d) In connection with the transfers of Company membership interests contemplated by this Section 7.1(g), FXLRE and the G Trust shall be admitted as members of the Company pursuant to a Second Amended and Restated Operating Agreement, substantially in the form of Exhibit I hereto, which shall provide, among other things, that FXLRE, the C trust and the G Trust shall be obligated to effect the Reorganization and the Stockholder Distribution with respect to the membership interests held by such trusts to the same extent that Purchaser was obligated to do so under the Agreement.
          (e) In connection with the foregoing, the parties acknowledge and agree that it is the intent of this Section 7.1 that (i) Purchaser’s obligations under the Agreement to effect the Reorganization and the Stockholder Distribution (solely with respect to the Membership Interests to be transferred as contemplated hereby) may be effected (in whole or in part, as applicable) pursuant to the transactions contemplated by this Section 7.1 and (ii) immediately following the Reorganization and prior to the Stockholder Distribution, the Company shall be a subsidiary of FXLRE and FXLRE shall have four stockholders: Purchaser (owning a 25% equity interest therein), Flag (owning a 50% equity interest therein), and the C Trust and G Trust (together beneficially owning an aggregate 25% equity interest therein).
          (f) Purchaser, and, if requested by Flag, the Designated Flag Members shall enter into a registration rights agreement that provides for one demand registration right for each Designated Flag Member with regards to a registration on Form S-3 and two piggy-back registration rights on equity registrations effected by FXLRE for equity offerings of stockholders of the Company (and not registrations in respect of Company shares only) , subject to underwriter lock-up and cut back provisions, and such other terms and conditions as are customary and are agreed to by the parties thereto.

          (g) The parties agree that any shares of common stock of FXLRE distributed by Flag in the Mandatory Distribution shall, at all applicable times, be subject to the Waiver of Rights and Lock-Up Agreement, provided that the lock-up period with respect to members of Flag who are not Designated Flag Members shall be one (1) year and not three (3) years, and stock certificates representing such shares shall bear a legend identifying the foregoing restrictions.”
ARTICLE II.
MISCELLANEOUS
     2.1 Entire Agreement. This Amendment, the Agreement, the Exhibits and Schedules to the Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.
     2.2 No Other Amendments or Modifications. Except as expressly provided in this Amendment, the Agreement shall remain unmodified and in full force and effect in accordance with its terms. The provisions of Article IX of the Agreement shall apply to this Amendment mutatis mutandis.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed effective as of the date and year first above written.

FX LUXURY REALTY, LLC
By:	FLAG LUXURY PROPERTIES, LLC Managing Member
By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Senior Vice President

FLAG LUXURY PROPERTIES, LLC
By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Senior Vice President

CKX, INC.
By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Chief Financial Officer